CROSS BORDER RESOURCES, CORP. ANNOUNCES NEW
AMENDED $25,000,000 CREDIT FACILITY

San Antonio, Texas –February 1, 2011 – Cross Border Resources, Corp. (OTCBB:XBOR),  (“Cross Border” or “the Company”), today announced it has executed, amended and restated its Credit Facility with Texas Capital Bank, Dallas, Texas (“Bank”) providing for up to US $25,000,000 in development financing for its oil and gas properties located in Southeastern New Mexico. The newly amended Credit Facility provides an initial borrowing base of US $4.0 million, an increase of $1.4 million.  In addition, the facility provides for a new maximum borrowing allowance of up to $25 million, subject to certain approvals required under the Company’s Senior Subordinated Bonds. The new facility, which will have a three year term, bears interest at rate of the Bank’s Base Rate plus 0.50%, but no less than 4.00 percent per annum.  In addition to the newly amended Credit Facility, the Company will enter into Hedging Agreements with an approved counterparty for hedges of a portion of its share of projected production. The Company will hedge approximately 1,000 net barrels of crude oil per month for two years at a strike price to be determined in the near future.

Proceeds of the Credit Facility may be used to provide working capital, to fund oil and gas property acquisitions, developmental drilling expenditures and to fund other expenditures for general corporate purposes. The Credit Facility contains certain mandatory covenants, including minimum current ratio and cash flow requirements, limitations on indebtedness, limitations on dispositions, hedging limitations, and other standard business operating covenants.

The Company's Chairman and CEO, E. Will Gray II stated "Management has worked diligently with Texas Capital Bank during our merger process to amend the terms of Pure’s existing Credit Facility to better reflect Cross Border’s current asset base.  We are pleased with the Bank’s commitment to Cross Border Resources as one of our strategic financial partners.  The newly amended Credit Facility will allow the Company to maintain its active drilling schedule in the Bone Spring as well as other conventional targets located within Southeastern New Mexico.  Management expects to disseminate information on our current drilling program as results are generated by our working interest partners.”

About Cross Border Resources

Cross Border Resources is an oil and gas exploration company, headquartered in San Antonio, Texas, focusing on non-operated opportunities with proven operators within the Permian Basin. Cross Border consists of over 800,000 gross (approximately 300,000 net) mineral and lease acres within the state of New Mexico targeting various emerging plays including the 1st & 2nd Bone Spring, and more conventional plays such as the Abo, Yeso, and San Andres.

Contacts:
Cross Border Resources, Inc.
Brad Holmes
Nine Greenway Plaza, Suite 550
Houston, TX 77046
(713)654-4009 – office
(713)304-6962 - cell
b_holmes@att.net

Forward Looking Statements

This news release contains forward-looking statements that are not historical facts and are subject to risks and uncertainties.  Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined, and assumptions of management.  Forward looking statements are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "aims", "potential", "goal", "objective", "prospective", and similar expressions or that events or conditions "will", "would", "may", "can", "could" or "should" occur.  Information concerning oil or natural gas reserve estimates may also be deemed to be forward looking statements, as it constitutes a prediction of what might be found to be present when and if a project is actually developed.

Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company.  It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements.  Factors that could cause actual results to differ materially include misinterpretation of data, inaccurate estimates of oil and natural gas reserves, the uncertainty of the requirements demanded by environmental agencies, the Company's ability to raise financing for operations, breach by parties with whom the Company has contracted, inability to maintain qualified employees or consultants because of compensation or other issues, competition for equipment, inability to obtain drilling permits, potential delays or obstacles in drilling operations and interpreting data, the likelihood that no commercial quantities of oil or gas are found or recoverable, and our ability to participate in the exploration of, and successful completion of development programs on all aforementioned prospects and leases.  Additional information on risks for the Company can be found in the Company's filings with the US Securities and Exchange Commission.